Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES NASDAQ NOTICE
REGARDING COMPLIANCE WITH LISTING REQUIREMENTS
SANTA CLARA, Calif., May 18, 2007 — Trident Microsystems, Inc. (Nasdaq: TRID — News) a leading provider of digital TV technology for the consumer digital video marketplace, announced that on May 14, 2007 it received a letter from The NASDAQ Stock Market, dated May 14, 2007, stating that Nasdaq has not received the Company’s Form 10-Q for the period ended March 31, 2007, as required by the Marketplace Rules. Accordingly, the letter states that the failure to timely file the Form 10-Q serves as an additional basis for delisting the Company’s securities from The NASDAQ Stock Market based upon Marketplace Rule 4310(c)(14). In addition, the Company announced that on May 15, 2007 it received a second letter from The NASDAQ Stock Market, dated May 15, 2007, stating that the Company was no longer in compliance with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350 due to the previously announced resignation of two of its directors on May 1, 2007. The letter also states that the Company has been provided a cure period in order to regain compliance as follows: (a) until the earlier of the Company’s next annual shareholders’ meeting or May 1, 2008, or (b) if the next annual shareholders’ meeting is held before October 29, 2007, then the Company must evidence compliance no later than October 29, 2007.
As previously announced, NASDAQ initially informed the Company on October 2, 2006 that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006. Trident subsequently received two additional notices from the NASDAQ Stock Market stating that the Company’s failure to timely file its quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006 serve as an additional basis for delisting the Company’s securities.
On January 16, 2007, NASDAQ informed the Company that it would continue the listing of the Company’s shares subject to the receipt of information concerning the results of the Company’s investigation into its historical stock option grant practices, and conditioned on the Company becoming current in its delinquent periodic reports, and filing any required restatements, by April 2, 2007. The Company filed an appeal to this decision, and the Nasdaq Listing and Hearing Review Council (Listing Council), has decided to review the decision of the Listing Panel, and has stayed the decision to suspend our securities from trading, pending further action by the Listing Council. Our stock will continue to be listed on the Nasdaq Global Market pending the decision by the Listing Council on our request for a further extension within which to comply with the listing rules. The Company is working diligently to bring itself current with its periodic filing responsibilities, however, not all factors affecting the date of filing of the Company’s restatement are within the Company’s control.
Separately, the Company today announced the election of two additional independent members of its Board of Directors, one of whom, Hans Geyer, will serve on the Audit Committee. Following this appointment, the Company believes that it is now in compliance with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This announcement contains forward-looking statements regarding the Company’s plans to become current in its periodic report filing requirements, which statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the results of the of the Company’s appeal of the Nasdaq notice of potential delisting of the Company’s stock; the impact of any actions that may be required or taken as a result of the Company’s investigation into its historical stock option grant practices, and the timing of completion of the Company’s restatement . More information about potential factors that could affect Trident’s business and the matters discussed in this press release is included in Trident’s filings with the Securities and Exchange Commission, which can be found at http://www.sec.gov.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 764-8808
Email: Investor@tridentmicro.com	Web site: http://www.tridentmicro.com